EXHIBIT 10.39

RENEWAL LETTER: SHORT CLEAR EXTENSION OF TERMINATION DATE

CITY NATIONAL BANK
The way up.

Date: September 28, 2009

Note No. 125682/Commitment # 801

Attention: Ronald L. Rosetti and Ronald W. Johnston

Re: Renewal of Credit Agreement ("Agreement") dated as of March 6, 2006 by and between **Tier Technologies, Inc.**, a Delaware corporation, **Official Payments Corporation**, a Delaware corporation and **Epos Corporation**, an Alabama corporation ("Borrower") and City National Bank ("CNB"), as amended.

Dear Messrs. Rosetti and Johnston:

In accordance with Section 1.17, of the Agreement, we are pleased to inform you that we have renewed your Agreement for an additional period. Accordingly, the "Termination Date" shall now mean January 31, 2010. All other terms and conditions of the Agreement shall remain unchanged.

Very truly yours,

CITY NATIONAL BANK, a national banking association

By: [signature]
Sascha Anderson, Vice President

125682.801.renewal letter.lw